Bank of the James Announces Second Quarter of 2026 and

First Half of 2026 Financial Results and Declaration of Dividend

Bank of the James Reports First Half 2026 Net Income of $6.01 Million,  $1.32 Per Share

LYNCHBURG, VA, July 30, 2026 -- Bank of the James Financial Group, Inc. (the “Company”) (NASDAQ: BOTJ), the parent company of Bank of the James (the “Bank”), a full-service commercial and retail bank, and Pettyjohn, Wood & White, Inc. (“PWW”), an SEC-registered investment advisor, today announced unaudited results of operations for the three-month and six-month periods ended June 30, 2026. The Bank serves Region 2000 (the greater Lynchburg metropolitan statistical area) and the Blacksburg, Buchanan, Charlottesville, Harrisonburg, Lexington, Nellysford, Roanoke, and Wytheville, Virginia markets.

Second Quarter 2026 and First Half 2026 Highlights

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Net income for the second quarter of 2026 was $3.24 million, an increase of $0.54 million from $2.70 million in the second quarter of 2025. Earnings per share were $0.71 compared with $0.60 per share one year earlier. Net income for the first half of 2026 was $6.01 million, an increase of $2.47 million from $3.55 million in the first half of 2025. Earnings per share were $1.32 compared with $0.78 per share one year earlier. The year-over-year increases reflect higher net interest income, growth in noninterest income, and lower noninterest expense.

"	Total assets were $1.041 billion at June 30, 2026, compared with $1.039 billion at December 31, 2025, and $1.004 billion at June 30, 2025.
"

Net interest income after provision for (recovery of) credit losses increased 1.4% to $8.90 million in the second quarter of 2026 from $8.78 million in the second quarter of 2025, and increased 8.7% to $17.78 million in the first half of 2026 from $16.36 million in the first half of 2025. The Company recorded a  total provision for credit losses of $350,000 for the second quarter and $204,000 for the first half of 2026. Excluding reductions in the reserve for unfunded commitments, the provision for credit losses on loans were $410,000 and $318,000, respectively.

"

Net interest margin (tax-equivalent) was 3.71% for the second quarter of 2026 compared with 3.44% for the second quarter of 2025, and 3.64% for the first half of 2026 compared with 3.34% for the first half of 2025.

"

Interest expense decreased 10.5% to $3.03 million in the second quarter of 2026 from $3.39 million in the second quarter of 2025, and decreased 10.9% to $6.15 million in the first half of 2026 from $6.90 million in the first half of 2025, reflecting lower deposit costs and the retirement of approximately $10 million in capital notes in the second quarter of 2025. The decline in deposit costs was driven primarily by lower rates on renewing certificates of deposit and continued discipline in the pricing of interest-bearing transaction accounts.

"

Noninterest income increased 9.8% to $4.48 million in the second quarter of 2026 from $4.08 million in the second quarter of 2025, and increased 14.7% to $8.44 million in the first half of 2026 from $7.36 million in the first half of 2025.

"

Noninterest expense decreased 1.5% to $9.31 million in the second quarter of 2026 from $9.46 million in the second quarter of 2025, and decreased 3.1% to $18.68 million in the first half of 2026 from $19.28 million in the first half of 2025.

"

Wealth management fees from PWW increased 12.8% to $1.47 million in the second quarter of 2026 from $1.30 million in the second quarter of 2025, and increased 12.7% to $2.88 million in the first half of 2026 from $2.56 million in the first half of 2025.

"

The efficiency ratio (noninterest expense divided by the sum of net interest income and noninterest income) improved to 67.82% in the second quarter of 2026 from 76.71% in the second quarter of 2025, and to 70.67% in the first half of 2026 from 82.65% in the first half of 2025.

"

Loans, net of the allowance for credit losses, were $686.08 million at June 30, 2026, compared with $649.13 million at March 31, 2026, $661.36 million at December 31, 2025, and $649.09 million at June 30, 2025.

"	Total deposits were $935.18 million at June 30, 2026, compared with $937.13 million at December 31, 2025, and $910.53 million at June 30, 2025.
"

Nonperforming loans were $1.09 million at June 30, 2026, down from $1.70 million at December 31, 2025. The allowance for credit losses was $6.60 million at June 30, 2026, compared with $6.45 million at December 31, 2025, and represented 6.05x coverage of nonperforming loans, compared with 3.79x at December 31, 2025.    The decrease in nonperforming loans was due primarily to the return to accrual status for select relationships.

"	Stockholders’ equity increased to $83.15 million at June 30, 2026, from $80.05 million at December 31, 2025, an increase of 3.88%. Book value per share rose to $18.30 from $17.62.
"	On July 28, 2026, the Company’s board of directors approved a quarterly dividend of $0.10 per common share to stockholders of record as of August 21, 2026, to be paid on September 4, 2026.

Commentary from Executive Management

Robert R. Chapman III, CEO of the Bank, commented: “The first half of 2026 produced record results for Bank of the James. Growth in loans and revenue from a variety of sources, along with continued sound asset quality, contributed to this performance. We remain focused on building upon these results during the remainder of 2026.

In addition to our focus on financial performance, we continue to place great importance on serving a broad base of customers across our markets, including individuals and businesses in underserved areas. We are proud of the role the Bank and our employees play in supporting the communities we serve.”

Mike Syrek, President of the Bank, added: “We remain focused on increasing operating efficiency through prudent expense management and thoughtful operational changes. This strategy has been successful, contributing to an improved efficiency ratio, and we continue to identify additional opportunities to operate more effectively while supporting our customers and long-term growth.”

Syrek continued: “Loan growth was robust, with loan balances increasing by nearly $37 million during the second quarter. We do not expect this pace of growth to continue, as quarterly loan activity can vary based on originations, maturities, and repayments. Nevertheless, the current environment presents opportunities to originate attractive, well-structured loans, and we remain focused on pursuing those opportunities while maintaining our disciplined underwriting standards. That same discipline is reflected in our asset quality, with nonperforming loans declining.”

About the Company

Bank of the James, a wholly-owned subsidiary of Bank of the James Financial Group, Inc. opened for business in July 1999 and is headquartered in Lynchburg, Virginia. The Bank currently serves customers in Virginia from offices located in Altavista, Amherst, Appomattox, Bedford, Blacksburg, Buchanan, Charlottesville, Forest, Harrisonburg, Lexington, Lynchburg, Madison Heights, Nellysford, Roanoke, Rustburg, and Wytheville. The Bank offers full investment and insurance services through its BOTJ Investment Services division and BOTJ Insurance, Inc. subsidiary. The Bank provides mortgage loan origination through Bank of the James Mortgage, a division of Bank of the James. The Company provides investment advisory services through its wholly-owned subsidiary, Pettyjohn, Wood & White, Inc., an SEC-registered investment advisor. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC. Additional information on the Company is available at: www.bankofthejames.bank.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the date on which they were made. Bank of the James Financial Group, Inc. (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, competition, general economic conditions, potential changes in interest rates, changes in the value of real estate securing loans made by the Bank, as well as geopolitical conditions. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission.

CONTACT: Eric J. Sorenson, Jr., Executive Vice President and Chief Financial Officer of the Bank, (434) 846-2000.

FINANCIAL RESULTS FOLLOW

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(dollar amounts in thousands, except per share amounts)

	(unaudited)	(audited)
Assets	6/30/2026	12/31/2025
Cash and due from banks	$24,675	$28,538
Federal funds sold	10,870	55,937
Total cash and cash equivalents	35,545	84,475

Securities held-to-maturity (fair value of $3,267 as of June 30, 2026 and $3,315 as of December 31, 2025), net of allowance for credit losses of $0 as of June 30, 2026 and December 31, 2025	3,581	3,590
Securities available-for-sale, at fair value	236,832	214,128
Restricted stock, at cost	1,872	1,828
Loans, net of allowance for credit losses of $6,597 as of June 30, 2026 and $6,450 as of December 31, 2025	686,084	661,357
Loans held for sale	5,651	3,472
Premises and equipment, net	19,051	19,050
Interest receivable	3,392	3,380
Cash value - bank owned life insurance	24,101	23,676
Customer relationship intangible	5,884	6,164
Goodwill	2,054	2,054
Other assets	17,260	15,850
Total assets	$1,041,307	$1,039,024

Liabilities and Stockholders' Equity

Deposits
Noninterest bearing demand	$136,390	$131,456
NOW, money market and savings	563,425	570,345
Time	235,369	235,328
Total deposits	935,184	937,129

Other borrowings	8,671	8,796
Interest payable	1,121	1,167
Other liabilities	13,178	11,884
Total liabilities	$958,154	$958,976

Stockholders' equity
Common stock $2.14 par value; authorized 10,000,000 shares; issued and outstanding 4,543,338 as of June 30, 2026 and December 31, 2025	9,723	9,723
Additional paid-in capital	35,253	35,253
Retained earnings	55,114	50,009
Accumulated other comprehensive loss	(16,937)	(14,937)
Total stockholders' equity	$83,153	$80,048

Total liabilities and stockholders' equity	$1,041,307	$1,039,024

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Statements of Income

(dollar amounts in thousands, except per share amounts) (unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
Interest Income	2026	2025	2026	2025
Loans	$9,737	$9,341	$19,164	$18,247
Securities
US Government and agency obligations	619	548	1,252	1,002
Mortgage backed securities	741	377	1,191	764
Municipals - taxable	402	330	800	641
Municipals - tax exempt	62	24	125	43
Dividends	34	35	45	48
Corporates	152	136	297	271
Interest bearing deposits	127	127	225	250
Federal Funds sold	413	720	1,037	1,607
Total interest income	12,287	11,638	24,136	22,873

Interest Expense
NOW, money market and savings	$999	$1,258	$2,027	$2,506
Time deposits	1,893	1,945	3,847	4,024
Finance leases	14	17	28	34
Other borrowings	127	87	246	176
Capital notes	-	81	-	163
Total interest expense	3,033	3,388	6,148	6,903

Net interest income	9,254	8,250	17,988	15,970

Provision for (recovery of) credit losses	350	(528)	204	(391)

Net interest income after provision for (recovery of) credit losses	8,904	8,778	17,784	16,361

Noninterest income
Gains on sale of loans held for sale	$1,529	$1,589	$2,725	$2,426
Service charges, fees and commissions	1,149	975	2,143	1,956
Wealth management fees	1,466	1,300	2,879	2,555
Life insurance income	214	190	425	378
Income from small business investment company	70	-	201	-
Gains on sales of securities	1	-	1	-
Other	47	21	66	43
Total noninterest income	4,476	4,075	8,440	7,358

Noninterest expenses
Salaries and employee benefits	5,510	5,357	11,010	10,134
Occupancy	523	497	1,131	1,067

Equipment	706	654	1,453	1,324
Supplies	132	168	292	310
Professional and other outside expense	756	755	1,526	2,470
Data processing	519	782	994	1,602
Marketing	258	237	447	435
Credit expense	259	263	449	449
FDIC insurance expense	118	120	254	262
Amortization of intangibles	140	140	280	280
Other	390	482	840	948
Total noninterest expenses	9,311	9,455	18,676	19,281

Income before income taxes	4,069	3,398	7,548	4,438

Income tax expense	829	694	1,534	891

Net Income	$3,240	$2,704	$6,014	$3,547

Weighted average shares outstanding - basic and diluted	4,543,338	4,543,338	4,543,338	4,543,338

Net income per common share - basic and diluted	$0.71	$0.60	$1.32	$0.78

Bank of the James Financial Group, Inc. and Subsidiaries

Dollar amounts in thousands, except per share data

unaudited

Selected Data:	Three months ending Jun 30, 2026	Three months ending Jun 30, 2025	Change	Year to date ending Jun 30, 2026	Year to date ending Jun 30, 2025	Change
Interest income	$12,287	$11,638	5.58%	$24,136	$22,873	5.52%
Interest expense	3,033	3,388	-10.48%	6,148	6,903	-10.94%
Net interest income	9,254	8,250	12.17%	17,988	15,970	12.64%
Provision for (recovery of) credit losses	350	(528)	-166.29%	204	(391)	-152.17%
Noninterest income	4,476	4,075	9.84%	8,440	7,358	14.71%
Noninterest expense	9,311	9,455	-1.52%	18,676	19,281	-3.14%
Income taxes	829	694	19.45%	1,534	891	72.17%
Net income	3,240	2,704	19.82%	6,014	3,547	69.55%
Weighted average shares outstanding - basic and diluted	4,543,338	4,543,338	-	4,543,338	4,543,338	-
Basic and diluted net income per share	$0.71	$0.60	$0.11	$1.32	$0.78	$0.54

Balance Sheet at period end:	Jun 30, 2026	Dec 31, 2025	Change	Jun 30, 2025	Dec 31, 2024	Change
Loans, net	$686,084	$661,357	3.74%	$649,089	$636,552	1.97%
Loans held for sale	5,651	3,472	62.76%	4,226	3,616	16.87%
Total securities	240,413	217,718	10.42%	200,183	191,522	4.52%
Total deposits	935,184	937,129	-0.21%	910,527	882,404	3.19%
Stockholders' equity	83,153	80,048	3.88%	71,665	64,865	10.48%
Total assets	1,041,307	1,039,024	0.22%	1,004,242	979,244	2.55%
Shares outstanding	4,543,338	4,543,338	-	4,543,338	4,543,338	-
Book value per share	$18.30	$17.62	$0.68	$15.77	$14.28	$1.49

Daily averages:	Three months ending Jun 30, 2026	Three months ending Jun 30, 2025	Change	Year to date ending Jun 30, 2026	Year to date ending Jun 30, 2025	Change
Loans	$672,887	$653,758	2.93%	$668,200	$650,292	2.75%
Loans held for sale	3,978	3,657	8.78%	3,481	3,027	15.00%
Total securities (book value)	266,241	224,411	18.64%	254,182	221,625	14.69%
Total deposits	953,084	920,286	3.56%	950,100	921,241	3.13%
Stockholders' equity	82,476	68,256	20.83%	81,811	66,526	22.98%
Interest earning assets	1,002,566	961,123	4.31%	998,450	964,062	3.57%
Interest bearing liabilities	818,203	795,621	2.84%	819,475	798,331	2.65%
Total assets	1,058,803	1,020,390	3.76%	1,054,914	1,020,182	3.40%

Financial Ratios:	Three months ending Jun 30, 2026	Three months ending Jun 30, 2025	Change	Year to date ending Jun 30, 2026	Year to date ending Jun 30, 2025	Change
Return on average assets	1.23%	1.06%	0.17	1.15%	0.70%	0.45
Return on average equity	15.76%	15.89%	-0.13	14.82%	10.75%	4.07
Net interest margin (tax-equivalent)	3.71%	3.45%	0.26	3.64%	3.34%	0.3
Efficiency ratio	67.82%	76.71%	-8.89	70.67%	82.65%	-11.98
Average equity to average assets	7.79%	6.69%	1.10	7.76%	6.52%	1.24

Allowance for credit losses:	Three months ending Jun 30, 2026	Three months ending Jun 30, 2025	Change	Year to date ending Jun 30, 2026	Year to date ending Jun 30, 2025	Change
Beginning balance	$6,201	$7,022	-11.69%	$6,450	$7,044	-8.43%
Provision for (recovery of) credit losses*	410	(555)	-173.87%	318	(526)	-160.46%
Charge-offs	(90)	(160)	-43.75%	(312)	(223)	39.91%
Recoveries	76	1	7500.00%	141	13	984.62%
Ending balance	6,597	6,308	4.58%	6,597	6,308	4.58%
* does not include provision for or recovery of unfunded loan commitment liability

Nonperforming assets:	Jun 30, 2026	Dec 31, 2025	Change	Jun 30, 2025	Dec 31, 2024	Change
Total nonperforming loans	$1,091	$1,704	-35.97%	$1,846	$1,640	12.56%
Other real estate owned	-	-	N/A	-	-	N/A
Total nonperforming assets	1,091	1,704	-35.97%	1,846	1,640	12.56%

Asset quality ratios:	Jun 30, 2026	Dec 31, 2025	Change	Jun 30, 2025	Dec 31, 2024	Change
Nonperforming loans to total loans	0.16%	0.26%	-0.10	0.28%	0.25%	0.02
Allowance for credit losses for loans to total loans	0.95%	0.97%	-0.02	1.08%	1.09%	(0.01)
Allowance for credit losses for loans to nonperforming loans	604.67%	378.52%	226.15	3.90	4.30	-39.20